Exhibit 4.6

NON-QUALIFIED STOCK OPTION AWARD
APPLIED DIGITAL SOLUTIONS, INC.

RESTATED TO REFLECT THE REVERSE STOCK SPLIT AS OF APRIL 5, 2004

Name of Option Recipient: J. Michael Norris

On January 12, 2004, the Company awarded you a stock option. You were granted an option to buy 2,500 Shares of the Common Stock at the price of $4.50 per share on or after the dates shown in the following schedule:

Number of Shares for Which
Date	Option is First Exercisable
January 12, 2005	833
January 12, 2006	833
January 12, 2007	834

and no later than January 12, 2012 (the “Option Expiration Date”).

IMPORTANT: By signing below, you agree to be bound by, and acknowledge receipt of, the attached Terms and Conditions of this Non-Qualified Stock Option Award. Furthermore, although this option is not being awarded to you pursuant to the Applied Digital Solutions, Inc., 2003 Flexible Stock Plan (the “Plan”), the rules and terms of the Plan shall be incorporated herein and apply to your option as if it were being granted under the Plan (except to the extent the Plan conflicts with this letter, in which case, this letter shall govern).

APPLIED DIGITAL SOLUTIONS, INC.

/s/ Kay E. Langsford-Loveland
Kay E. Langsford-Loveland
Vice President, Administration

Read and agreed to this

3 day of June, 2004.

/s/ J. Michael Norris
J. Michael Norris